Exhibit 5.1

ONE SHELL PLAZA	ABU DHABI
910 LOUISIANA	AUSTIN
HOUSTON, TEXAS	BEIJING
77002-4995	DALLAS
DUBAI
TEL +1 713.229.1234	HONG KONG
FAX +1 713.229.1522	HOUSTON
www.bakerbotts.com	LONDON
MOSCOW
NEW YORK
PALO ALTO
RIYADH
WASHINGTON

March 9, 2012

078311.0109

Berry Petroleum Company

1999 Broadway, Suite 3700

Denver, Colorado 80202

Ladies and Gentlemen:

In connection with the issuance by Berry Petroleum Company, a Delaware corporation (the “Company”), of $600,000,000 aggregate principal amount of its 6 3/8% Senior Notes due 2022 (the “Notes”) pursuant to (a) the Registration Statement of the Company on Form S-3 (Registration No. 333-161243) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (b) the prospectus relating to the sale of the Notes dated March 6, 2012 (the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of the Company on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Notes are to be issued pursuant to the indenture dated as of June 15, 2006, between the Company and Wells Fargo Bank, National Association, as trustee (the “Base Indenture”), as amended and supplemented by the Third Supplemental Indenture thereto to be dated as of March 9, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Amended and Restated Certificate of Incorporation and Restated By-laws of the Company, each as amended to date; (ii) the Underwriting Agreement (the “Underwriting Agreement”), dated March 6, 2012, by and among Berry Petroleum Company and Wells Fargo Securities, LLC, as representative of the underwriters named therein (the “Underwriters”), relating to the issuance and sale of the Notes; (iii) the Registration Statement and the Prospectus; (iv) the Base Indenture and the form of Supplemental Indenture; and (v) the corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We also have assumed that the Notes will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes, when duly executed, issued and delivered by the Company and authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery of the Indenture by the Trustee, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance and similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

The opinion set forth above is limited in all respects to matters of the contract law of the State of New York, the Delaware General Corporation Law and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the headings “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.